UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2010

INTERACTIVE DATA CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	001-31555	13-3668779
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

32 Crosby Drive, Bedford, Massachusetts	01730
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 687-8800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Section 7 – Regulation FD

Item 7.01.	Regulation FD Disclosure.

On May 3, 2010, Interactive Data Corporation (the “Company”), Hg Investors LLC (“Hg Investors”) and Igloo Merger Corporation (“Igloo”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Hg Investors and Igloo, affiliates of Silver Lake Technology Management L.L.C. (“Silver Lake”) and Warburg Pincus LLC (“Warburg Pincus”), have agreed to purchase the Company (the “Proposed Acquisition”).

On July 12, 2010, Interactive Data commenced certain activities related to the financing of the Proposed Acquisition of the Company by affiliates of Silver Lake and Warburg Pincus. Certain information to be discussed as part of these activities is described below.

The following represents Interactive Data’s preliminary results for the second quarter ended June 30, 2010. Interactive Data’s final results for the second-quarter of 2010 may differ from the preliminary results due to several factors. These factors include, but are not limited to, changes associated with the final review of the results and preparation of quarterly financial statements, including the Company’s final review of transactions. In addition, the Company’s external auditors have not yet completed their quarterly review as required by Statement on Auditing Standards (SAS) 100, Interim Financial Information.

Based on its review to date, Interactive Data expects to report second-quarter 2010 revenue in the range of $192 million to $195 million, compared with $185.0 million in the same quarter one year ago. Revenue from the 7ticks and OFS acquisitions, net of intercompany eliminations, is expected to contribute approximately $6.5 million to second-quarter 2010 revenue. Foreign exchange is expected to negatively impact revenue by approximately $1.7 million in the second quarter of 2010. In terms of second-quarter 2010 organic revenue performance, which excludes the contributions of acquisitions and the impact of foreign exchange, ongoing strength in Interactive Data’s Pricing and Reference Data business is expected to be partially offset by continued challenges associated with eSignal’s services for active traders.

Income from operations for the second quarter of 2010 is expected to range from $34 million to $36 million, compared with second-quarter 2009 income from operations of $50.6 million. The Company’s second-quarter 2010 income from operations is expected to include approximately $12 million in costs associated with the Proposed Acquisition and related review of strategic alternatives. Depreciation and amortization expense in the second quarter of 2010 is expected to be approximately $18 million, compared with $15.1 million for the same period last year. Stock-based compensation expense for the second quarter of 2010 is expected to be approximately $3.5 million, compared with $3.4 million for the second quarter of 2009.

Interactive Data’s results for second quarter of 2009 included a $10.9 million out-of-period accounting adjustment related to the write-down of certain assets and the accrual of certain liabilities associated with the Company’s European real-time market data services operation. The out-of-period accounting adjustment decreased second-quarter 2009 revenue by approximately $2.3 million and increased 2009 second-quarter total costs by approximately $8.6 million.

Second-quarter 2010 net income is expected to range from $24 million, or $0.24 per diluted share, to $26 million or $0.26 per diluted share. Net income for the second quarter of 2009 was $33.1 million, or $0.34 per diluted share.

The Company expects cash, cash equivalents and marketable securities to be approximately $347 million at June 30, 2010 versus $306.0 million and $269.5 million as of December 31, 2009 and June 30, 2009, respectively.

Interactive Data plans to report its complete second-quarter 2010 financial results on Monday, July 19, 2010.

This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interactive Data Corporation

Date: July 12, 2010	/s/ CHRISTINE A. SAMPSON
Christine A. Sampson
Chief Financial Officer